AMENDMENT TO WARRANT AGREEMENT




          AMENDMENT TO WARRANT AGREEMENT dated as of January 27, 1995 between DEL ELECTRONICS CORP, a New York corporation (the "Issuer") and CHASE MANHATTAN INVESTMENT HOLDINGS, INC., a Delaware corporation ("Chase").

          WHEREAS, the Issuer and The Chase Manhattan Bank, N.A., a national banking association and an affiliate of Chase (the "Bank") are parties to a Credit Agreement dated as May 10, 1994 (as heretofore and as may hereafter be modified, the "Credit Agreement"); and

          WHEREAS, in order to induce the Bank to enter into the Credit Agreement, and as compensation therefor, the Issuer authorized the issuance to the Bank or its designee of Warrants and entered into an agreement, dated as of May 10, 1994, with Chase with respect thereto (the "Warrant Agreement"); and

          WHEREAS, all terms used herein and not otherwise defined herein shall have the meaning given to them in the Warrant Agreement, if defined therein; and

          WHEREAS, the Debtors (as such term is defined in the Credit Agreement) have requested that the Bank modify certain interest rate provisions set forth in the Credit Agreement; and

          WHEREAS, the Bank is willing to modify such provisions, but only if, among other things, the Issuer agree to change the Exercise Price set forth in the Warrant Agreement;

          WHEREAS, the parties hereto desire to set forth their agreement with respect to such change in the Exercise Price;

          NOW, THEREFORE, in consideration of the premises and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. The definition of "Exercise Price" contained in Section 1.1 of the Warrant Agreement hereof and the followingthe date substituted therefor:

               "Exercise Price" shall mean $5.50.

          2. The definition of "Warrants" contained in Section 1.1 of the Warrant Agreement is hereby deleted as of the date hereof and the following substituted therefor:



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               "Warrants" means the warrants originally issued by the
               Issuer in the form of Exhibit A hereto, as the same may be amended from time to time, evidencing rights to purchase up to the number of Stock Units indicated thereon, and all Warrants issued upon transfer, division or combination of, or in substitution for, any thereof, as the same may be amended from time to time. All Warrants shall at all times be identical as to terms and conditions and date, except as to the number of Stock Units for which they may be exercised.

          3. Section 2.1 of the Warrant Agreement is hereby amended as of the date hereof by the substitution of the phrase "30,900 Stock Units" for the phrase "30,000 Stock Units."

          4. In furtherance of the changes contemplated by this Amendment, simultaneously herewith the Issuer is delivering to Chase a substitute Warrant (the "Substitute Warrant") in form and substance as Exhibit A hereto.

          5. Corporate Power: The Issuer has all necessary corporate power and authority to execute, deliver and perform its obligations under this Amendment, and the Warrants, as hereby amended, and issue and deliver the Substitute Warrant; the execution, delivery and performance by the Issuer of this Amendment and the Substitute Warrant have been duly authorized by all necessary corporate action on its part; and this Amendment and the Substitute Warrant have been duly executed and delivered by and are the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their respective terms, subject to the limitations set forth in Section 8.2 of the Warrant Agreement. Simultaneously herewith, the Issuer is delivering to Chase resolutions of its Board of Directors authorizing the execution and delivery of this Amendment and the Substitute Warrant, together with a certificate of the Secretary of the Issuer certifying that such resolutions were duly adopted and remain in full force and effect.

          6. Representations and Warranties. The Issuer affirms that, except as set forth in paragraph 7 hereof, the representations and warranties contained in
Article 8 of the Warrant Agreement were correct when made and continue to be correct on the date hereof.

          7. Authorized Capital Stock. The authorized capital stock of the Issuer on the date hereof consists of 10,000,000 shares of Common Stock, of which, as of January 27, 1995, there were 3,959,458 shares of Common Stock issued and outstanding.



                                       2
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          8. Extent of Modification. Except as specifically set forth herein, the terms and conditions of the Warrant Agreement remain unchanged and in full force and effect.



                                             DEL ELECTRONICS CORP.


                                             By:  /s/ Leonard A. Trugman
                                                  ------------------------------
                                                  Name:   Leonard A. Trugman
                                                  Title:  Chairman


                                             CHASE MANHATTAN INVESTMENT
                                               HOLDINGS, INC.


                                             By:  /s/ Michael A. Hunt
                                                  ------------------------------
                                                  Name:  Michael A. Hunt
                                                  Title: Vice President




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                                   EXHIBIT A
                               SUBSTITUTE WARRANT


This Warrant is subject to and is transferable only upon compliance with the provisions specified in the Warrant Agreement dated as of May 10, 1994, as amended (the "Warrant Agreement"), between Del Electronics Corp. and Chase Manhattan Investment Holdings, Inc., a copy of which may be obtained from Del Electronics Corp. or from the holder of this Warrant.

No. of Stock Units:  30,900                                 Certificate No. 2

                                    WARRANT
                                  to Purchase
                                  Common Stock
                                       of
                             DEL ELECTRONICS CORP.

          THIS IS TO CERTIFY that Chase Manhattan Investment Holdings, Inc., a Delaware corporation ("Chase"), or registered assigns, is entitled, at any time, to purchase an aggregate of Thirty Thousand Nine Hundred (30,900) Stock Units, in whole or in part, from the Issuer. This Warrant may be exercised, in the manner provided in Article 3 of the Warrant Agreement, at any time until 5:00 P.M., New York City time, on the Warrant Expiration Date, at a purchase price of $5.50 per Stock Unit (as such Stock Unit is adjusted in accordance with the provisions of the Warrant Agreement), all on the terms and conditions and pursuant to the provisions provided herein and in the Warrant Agreement. Capitalized terms used herein without definition have the meanings assigned to them in the Warrant Agreement.

          THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW.

          This Warrant is in substitution of and not in addition to Warrant Certificate No. 001 for 30,000 Stock Units, dated as of May 10, 1994, and issued to Chase.

          IN WITNESS WHEREOF, the Issuer has caused this Warrant to be duly executed and its corporate seal to be impressed hereon and attested by its Secretary or an Assistant Secretary.

Dated as of January 27, 1995

[CORPORATE SEAL]                             DEL ELECTRONICS CORP.

Attest:


                                             By:
- -----------------------------                     ------------------------------
Name:  Michael Taber                              Name:  Leonard A. Trugman
       Secretary                                         President
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